Exhibit 2.2

EQUITY TRANSFER AGREEMENT

股份转让协议

This Equity Transfer Agreement (this “Agreement”) is made and entered into as of October 23, 2020, in Chaoyang District, Beijing, by and among (i) Beijing Fenjin Times Technology Development Co., Ltd. (the “Purchaser”), (ii) Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., a company formed under laws of the People's Republic of China with the registered address is Room 611, 612, 618, and 619 on the 6th floor of Beikong Science and Technology Building, Building 2, No. 10 Baifuquan Road, Changping District, Beijing (the “Company”) and (iii) Lianluo Smart Limited, a business company organized under the laws of British Virgin Islands with the offices at Room 611, 6th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, People’s Republic of China (the “Seller”). The Purchaser, the Company and the Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

本《股权转让协议》（以下称“本协议”）是,于 2020 年 10 月 23 日，在北京市朝阳区，由（i）北京奋进时代科技发展有限公司（以下简称“买方”），（ii）联络互通医疗穿戴设备技术（北京）有限公司，一家根据中华人民共和国法律成立的公司，注册地址为北控科技大厦六楼 611、612、618 和 619 室，北京市昌平区白浮泉路 10 号 2 号（以下简称“公司”），和（iii）联络智能有限公司，一家根据英属维尔京群岛法律 组建的商业公司，办公室位于北控科技大厦 6 楼 611 室北京市昌平区白浮泉路 10 号，邮编 102200。（以下简称“卖方”）签署的。 买方，公司和卖方有时在本文中分别称为“缔约方”，并统称为“缔约方”。

RECITALS:

前述

WHEREAS, the Company is a limited liability company established on June 20, 2016 with the registered capital of RMB 100.784 million, among which RMB 13 million has been paid as of the date hereof and RMB 87.784 million shall be paid no later than September 23, 2023 according to the Company’s articles of association, as amended (the “Company Charter”);

鉴于，本公司为有限责任公司，成立于 2016 年 6 月 20 日，注册资本为人民币 1.00784 亿元，已支 付人民币 13000000 元，根据公司章程(及修订版)（“公司章程”），不迟于 2023 年 9 月 23 日支付人民币 87784000 元，

WHEREAS, the Seller is the sole shareholder of the Company, holding 100% of the equity ownership and all relevant rights and interests of the Company (the “Equity Interests”).

 鉴于，卖方是本公司的唯一股东，持有本公司  100％的股权和所有相关权益（“股权”）。

WHEREAS, as of the date hereof, the Company owes the Seller indebtedness in the aggregate amount of $11,255,188.47(the “Debt”). As an inducement for the Purchaser entering into this Agreement, the Seller agrees to convert the Debt into additional paid-in capital of the Company immediately prior to the closing of the Transaction;

鉴于，截至本报告日期，本公司欠卖方的债务总额为$11,255,188.47 （“债务”）。 为促使买方订立本协议，卖方同意在交易完成前将债务转换为公司的资本公积；

WHEREAS, the Seller desires to transfer to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Equity Interests from the Seller, subject to the terms and conditions set forth herein (the “Transaction”); and

鉴于，卖方希望将所有股权转让给买方，买方希望从卖方购买卖方的所有股权，但要遵守此协议规定的条款和条件（“交易”）； 和

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

现在，考虑到以上所述的前提，且这些前提已被并入本协议，并在下面进行了充分阐述，并考虑了本协议中包含的拟在此受法律约束的陈述、保证、契约和协议，各方同意如下：

ARTICLE I

THE SHARE PURCHASE

购买股份

1.1  Purchase and Sale of Equity Interests. At the Closing (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Equity Interests, free and clear of all Liens. 购买和出售股权。

在交易结束时（以下定义），在遵守本协议的条款和条件的情况下，卖方应向买 方出售、转让、转付和交付给买方，买方应从卖方购买、获取和接受所有的自由且没有质权限制的股权。

1.2 Consideration. The purchase price of the Equity Interests is RMB 0 (the “Purchase Price”).

对价。 股权的购买价为人民币 0 元（“购买价”）。

1.3  Company Shareholder Consent. Seller, as the sole shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Seller acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of the Seller as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Charter, any other agreement in respect of the Company to which the Seller is a party and all applicable Laws.

公司股东同意。卖方（作为公司的唯一股东）特此批准，授权并同意公司执行和交付本协议和辅助文件，公司履行其在此及以下的义务以及公司完成交易。卖方承认并同意，此处所规定的同意是所愿的，并构成根据公司章程、任何其他涉及公司且卖方为订约方的协议和所有适用法律可能需要的卖方同意（并且，如适用，应作为公司的书面股东决议书）。

ARTICLE II

CLOSING

交割

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article III, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller no later than one Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

交割。 在满足或豁免第 III 条规定的条件的前提下，本协议拟进行的交易（以下称“交割”）的完成应在所有成交条件满足或豁免后的一个营业日内在卖方办公室进行，在当地时间上午 10:00 或买方与公司可能同意的其他日期、时间或地点（本次实际完成交割的日期和时间为“交割日”）。

ARTICLE III

CLOSING CONDITIONS

交割条件

3.1  Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Seller and the Purchaser of the following conditions:

各方义务的条件。 缔约双方完成本文所述交易的义务应受卖方和买方满足以下条件的满意或书面放弃（在允许的情况下）：

(a)  Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

必要的法规批准。 为完成本协议拟进行的交易而需要从任何政府机构获得或与之取得的所有同意书均应已获得或取得。

(b)  No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

无制定法律。任何政府机构均不得制定，发布，颁布，执行或订立当时生效的，具有使本协议所设想的交易为非法或以其他方式阻止或防止或 禁止完成本协议拟进行的交易。

(c)  No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

无诉讼。 第三方非关联公司不得提出任何待决行动来禁止或以其他方式限制完成交易的完 成。

(d)  Fairness Opinion. On or prior to the date of this Agreement, The Benchmark Company, LLC (the “Financial Advisor”) shall have delivered to the board of the Seller, dated as of the date hereof, to the effect that (subject to various qualifications and assumptions) the Purchase Price was fair, from a financial point of view, to the shareholders of the Seller.

公平意见。 在本协议签订之日或之前，Benchmark Company，LLC（“财务顾问”）应于本协议签订之日将其交付给卖方董事会，以（根据各种资格和假设而定）从财务角度看，购买价对卖方股东而言是公平的。

(e)  Shareholders Approval. Seller shall have obtained its shareholders’ approval of the transaction contemplated by this Agreement.

股东批准。 卖方应已获得本协议拟进行的交易的股东批准。

(f)   Newegg Merger. The merger transactions contemplated by certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Seller, Lightning Delaware Sub, Inc. and Newegg Inc. (the “Merger”), are closed.

新蛋合并。 卖方、Lightning Delaware Sub, Inc.和 Newegg Inc.（以下称 “合并” ）与卖方之间达成的截至本协议签署之日的某些合并协议和计划中的合并交易已经完成。

(g)  Debt Conversion. Immediately prior to the closing of the Transaction, Seller shall convert the Debt into additional paid-in capital of the Company and the Company shall have no further obligations in connection with the Debt.

债务转换。交易完成前，卖方应将债务转换为公司的资本公积，并且此后公司将对债务不承担任何其他义务。

3.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

条件失效。尽管本文中有相反的规定，但任何一方均不得依靠本条第三款规定的任何条件未能满足，如果该失败是由于该方或其关联企业未能遵守或履行其任何义务引起的 本协议中规定的契约或义务。

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

买方陈诺保证

The Purchaser hereby represents and warrants to the Seller and the Company as follows:

买方在此向卖方和公司声明并保证如下：

4.1   Due Organization and Good Standing. The Purchaser is a limited liability company duly incorporated, validly existing and in good standing under the Laws of People’s Republic of China.

适当的组织和良好的信誉。 买方是一家根据中华人民共和国法律正式注册成立，有效存在且信誉良好的有限责任公司。

4.2  Authorization; Binding Agreement. The Purchaser has all requisite authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Purchasers, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

授权；有约束力的协议。买方拥有执行和交付本协议，履行其在本协议项下的义务以及完成此处拟 进行的交易的所有必要权限。本协议的执行和交付以及所考虑的交易的完成（a）已得到适当和有效的授权，并且（b#65289;除协议其他部分所规定的以外，无需其他公司程序来授权执行和执行。交付本协议或完成此处拟 进行的交易。假设其他方对此协议进行了适当的授权，执行和交付，则买方已经，并将在交付，妥善有效 地执行和交付本协议的同时，构成或将构成有效的买方具有约束力的义务，可根据其条款对买方执行，但其可执行性可能受到适用的破产，破产，重组和暂停法律以及其他一般影响债权人权利实施的一般适用法 律的限制或通过任何适用的时效法规或通过对抵销或反请求的任何有效抗辩，以及公平的补救或救济（包 括特定履行的补救）均应由法院酌情决定的事实（统称为“可执行性例外”）。

4.3  Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) such filings as may be required in any jurisdiction in which the Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (b) such filings as contemplated by this Agreement.

政府批准。除（a）此类备案外，无需执行本协议，执行，交付或履行本协议或进行拟进行的交易而获得或征得买方的同意或获得任何政府机构的同意。买方具有资格或被授权以外国法人的身分从事经营业务的任何司法管辖区所必需的，以维持该资格或授权，以及（b）本协议所设想的此类备案。

4.4  Non-Contravention. The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the articles of association of the Purchaser, (b) conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of the Purchaser.

不违反。买方执行和交付本协议以及完成据此拟进行的交易，并遵守本协议的任何规定，将不会 （a）与买方组织章程的任何规定相抵触或违反，（b ）与适用于购买者或其任何财产或资产的任何法律， 命令或同意书发生冲突或违反，或（c）（i）违反，与之发生冲突或导致违反，（ii）构成违约（或（iii） 导致（iii）终止、撤回、中止、取消或修改，（iv）加速买方根据（v） ）导致（vi）根据（vi）产生付款或提供赔偿的义务，（vii）根据（（vi）产生对买方的任何财产或资产的留置权 viii）引起任何义务获得任何第三方同意或向任何人发出任何通知的权利；或（ix）赋予任何人声明违约，行使任何补救措施，要求退款，退款，罚款或更改交货时间表，加速到期或履行的权利，取消，终止或修改买方任何重要合同的任何条款，条件或规定下的任何权利，利益，义务或其他条款。

4.5  Access to Information. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, litigations, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Seller set forth in Article V (including any exhibits and schedules attached hereto and provided by the Company and the Seller).

获取信息。买方已对公司的业务，经营成果，前景，状况（财务或其他方面）或资产进行了独立的调查，审查和分析，并确认已为员工，财产，资产提供了充分的访问权限，办公用房，诉讼，账簿和记录以及其他公司的文件和数据。买方承认并同意：（a）在决定订立本协议并完成据此拟进行的交易时，买方仅依靠自己的调查以及本公司和卖方在本协议中阐明的明示和保证。 第五条（包括本公司和卖方提供的任何附件和附表）。

4.6  Unpaid Registered Capital. The Purchaser acknowledges and undertakes that after the Closing, it shall pay the unpaid registered capital of the Company equal to RMB 87.784 million in accordance with the Company Charter.

未缴注册资本。 买方确认并承诺，在完成交易后，买方将根据公司章程支付未支付的注册资本人民币 87784000 元。

4.7   No Further Liabilities. The Purchaser acknowledges and agrees that upon consummation of the Transaction, the Seller shall not have any obligations or liabilities, contingent or otherwise, relating to the Company and shall have no affiliation with the Company.

买方承认并同意，交易完成后，卖方将不承担与公司有关的任何（可能发生的或其他的）义务或负债，并且与公司没有任何从属关系。

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

公司及卖方承诺保证

The Company hereby represents and warrants to the Purchaser as follows:

本公司特此声明并向买方保证：

5.1  Due Organization and Good Standing. The Company is a limited liability company duly incorporated, validly existing and in good standing under the Laws of People’s Republic of China.

适当的组织和良好的信誉。 本公司是根据中华人民共和国法律正式注册成立，有效存在且信誉良好的有限责任公司。

5.2  Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Company, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

授权；有约束力的协议。公司拥有执行和交付本协议，履行其在本协议项下的义务以及完成此处拟进行的交易的所有必要的公司权力和权力。本协议的执行和交付以及所考虑的交易的完成（a）已得到适当和有效的授权，并且（b）除协议其他部分所规定的以外，无需其他公司程序来授权执行和执行。交付本协议或完成此处拟进行的交易。假设其他各方对此协议进行了适当的授权，执行和交付，则本协议已由公司妥善，有效地执行和交付，并已构成，或在交付时构成有效的和本公司具有约束力的义务，可根据其条款对公司强制执行，但其可执行性可能会受到“可执行性例外”的限制。

5.3  Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction in which the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, or (b) such filings as contemplated by this Agreement.

政府批准。 除（a）以外，不需要本公司就执行，交付或履行本协议或完成此处拟进行的交易而获得或取得任何政府机构的同意或同意。 公司有资格或被授权以外国公司的名义在任何司法管辖区经营业务以维持这种资格或授权所必需的文件，或（b）本协议所设想的文件。

5.4  Non-Contravention. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the Company Charter, (b) conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of the Company.

不违反。公司对本协议的执行和交付以及据此拟进行的交易的完成以及对本协议任何规定的遵守，不会（a）与《公司章程》的任何规定相抵触或违反，（b）与公司章程的任何规定相抵触或违反适用于公司或其任何财产或资产的任何法律，命令或同意书，或（c）（i）违反，与之冲突或导致违反，（ii）构成违约（或与通知或时间的流逝或两者兼而有之，将构成以下违约），（iii）导致以下各项的终止，撤回，中止，取消或修改，（iv）加速公司在以下情况下所需的绩效：（v）导致（vi）产生任何付款或提供补偿的义务，（vii）导致根据（viii）产生对公司的任何财产或资产的留置权获得任何第三方的任何义务 向任何人发送或发出任何通知，或（ix）赋予任何人声明违约，行使任何补救，要求退款，退款，罚金或更改交货时间表，加速到期或履行，取消，终止或修改的权利公司任何重要合同的任何条款，条件或规定下的任何权利，利益，义务或其他条款。

The Seller hereby represents and warrants to the Purchaser as follows:

卖方特此声明并向买方保证：

5.5  Due Organization and Good Standing. The Seller is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands.

适当的组织和良好的信誉。 卖方是一家根据英属维尔京群岛法律正式注册成立，有效存在且信誉良好的商业公司。

5.6  Good Title. The Seller is the record owner of the Equity Interests free and clear of all Liens and upon the execution of the Agreement.

良好所有权。 卖方是股权的记录拥有者，在协议签署时其股权上无任何质权。

ARTICLE VI

TERMINATION AND EXPENSES

终止和费用

6.1  Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

终止。 在完成交易之前的任何时候，本协议可能会终止，特此进行的交易可能会被放弃，如下所示：

(a) by mutual written consent of the Purchasers and the Seller;

经买卖双方的书面同意

(b)  by written notice by either the Purchaser or the Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

如果具有管辖权的政府机构已发布订单或采取了其他永久性限制，禁止或以其他方式禁止 本协议进行的交易的行动，且买方或卖方以书面通知的形式，则该命令或其他行动已成为最终决定并且不可上诉；但是，前提是，如果某缔约方或其关联公司未遵守本协议的任何规定是造成以下情况的重大原因， 则该缔约方不得享有根据本第 6.1（b）条终止本协议的权利， 或实质上导致了该政府机构的此类行动；

(c)   by written notice by the Seller if the required approval of shareholders of the Seller shall not have been obtained at the shareholder meeting of the Seller; or

如果未在卖方的股东大会上获得卖方的必要批准，则以卖方书面通知的形式； 或者

(d) by written notice by the Seller if the Merger shall not be closed.

如果（和新蛋的）合并未完成，则以卖方书面通知的方式提出。

6.2  Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, and nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in this Article VI, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 6.1.

终止的效力。 如果根据 6.1 节有效终止了本协议，则本协议立即失效，任何一方或其任何代表均不承担任何责任，并且各方的所有权利和义务 终止，并且在任何情况下，在本协议终止之前，本协议中的任何内容均不免除任何一方对任何故意违反本协议项下的任何陈述，担保，契约或义务或针对该方的欺诈请求的责任。在不限制上述规定的情况下，并且除非本第六条另有规定，否则缔约双方在缔约之前的专有权利，涉及任何一方违反本协议所载的任何陈述，保证，盟约或其他协议，或 如果适用，根据本协议进行的交易是根据 6.1 节终止本协议的权利。

6.3  Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

费用和支出。与本协议有关的所有费用以及据此拟进行的交易应由发生此类费用的一方支付。在本协议中，“费用”应包括所有自付费用（包括本协议一方或其任何关联公司的律师，会计师，投资银行家，财务顾问，融资来源，专家和顾问的所有费用和支出））由某方或其代表因与本协议或与本协议有关的任何辅助文件以及与本协议完成有关的所有其他事项的授权，准备，谈判，执行或履行而发生或相关

ARTICLE VII

RELEASES AND INDEMNIFICATION

解除和赔偿

7.1  Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Purchaser, on behalf of itself and its Affiliates, respectively (the “Releasing Persons”), will release and discharge the Seller from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Seller arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from Seller, whether pursuant to its organizational documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Seller or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

解除和不起诉约定。自交易完成之日起，在适用法律允许的最大范围内，买方分别代表其本身及其关联公司（以下简称“解除权人”），解除并解除卖方的任何及所有行为，义务，在交割日期或之前，或由于以下原因，该解除权人现在或以后可能对卖方已经拥有的，无论在法律上还是在权益上无论是已知的还是未知的，无论是已知的还是未知的协议，债务和负债因在交割日期之前或之前发生的任何事情而产生，包括对卖方根据其组织文件，合同或其他方式享有的任何补偿或报销权，不论是否在交割日期时正主张或之后主张的索赔。交易结束后及之后，各解除权人在此不可撤消的承诺，就这里被解除的任何事情，不得直接或间接主张针对卖方或其关联公司的任何形式的诉讼，或开始或引起对卖方或其关联公司的任何形式的诉讼。尽管本文有任何相反的规定，本合同所述的解除和限制均不适用于解除权人根据本协议或任何辅助文件的条款和条件可能对任何一方提出的任何索赔。

7.2  Indemnification. Unless otherwise provided in this Agreement, each of the Seller and the Purchaser (the “Indemnitor”) agrees to indemnify the other Party and each of its Affiliates, successors and assigns (the “Indemnitee”) from and against any and all damages, losses and expenses (including, without limitation, legal fees and expenses and the costs of investigating any claims, but excluding any consequential or indirect damages, lost profits, frustrated expenses, internal administration and overhead costs) that the Indemnitee may incur or sustain from the Indemnitor’s breach of any of its representations, warranties or covenants in this Agreement.

保障。除非本协议另有规定，否则卖方和买方（以下称“赔偿方”）均同意就任何及所有损害，损失向另一方及其关联方，继承人和受让人（“受偿方”）进行赔偿，赔偿方可能就其违反在本协议中的任何陈述，保证或盟约而致受偿人遭受或承受的费用和损失（包括但不限于法律费用和费用以及调查任何索赔的费用，但不包括任何间接或间接损失，利润损失，受挫费用，内部管理费用和间接费用）进行赔偿。

ARTICLE VIII

LIABILITY FOR BREACH OF AGREEMENT

违约责任

8.1  Indemnification by the Purchaser. Any breach of or failure to perform its representation, warranties, obligations or responsibilities by one Party shall constitute a default. The breaching Party shall be liable for indemnifying the non-breaching Party against all monetary losses suffered by the non-breaching Party as well as all expenses incurred by it for claiming its rights, including but not limited to reasonable attorney fee, investigation fee and travel expense.

买方赔偿。 任何一方违反或不履行其代表，保证，义务或责任，均构成违约。 违约方有责任赔偿非违约方遭受非违约方遭受的所有金钱损失以及其因主张权利而遭受的所有费用，包括但不限于合理的律师费，调查费和差旅费 费用。

8.2  Force Majeure. Any delay in or failure of performance by either Party of all or any of their obligations under this Agreement shall not constitute a breach hereunder if, and to the extent that such delays or failures are caused by Force Majeure, provided that necessary remedial measures shall be taken to reduce the damage under proper condition. The Force Majeure means objective events or circumstances, unpredictable, unavoidable and uncontrollable, which includes earthquake, typhoon, flood, fire, war and other unpredictable, unavoidable and uncontrollable Acts of Gods, and change of any laws, rules and regulations, promulgation of new laws, rules and regulations, or any government act leading to direct influence on the performance of the Agreement or failure to perform the terms and conditions hereunder.

不可抗力。如果任何一方延误或未能履行本协议项下的全部或任何义务，则在不可抗力的情况下，且在一定程度上应由不可抗力造成的，则不构成本协议的违反，但必须采取必要的补救措施。在适当情况下采取以减少损坏的措施。不可抗力是指不可预测，无法避免和无法控制的客观事件或情况，包括地震，台风，洪水，火灾，战争和其他不可预测，无法避免和不可控制的上帝行为，以及任何法律，法规和法规的变更，新法规的颁 布。 法律，法规和规章或任何政府行为，直接影响协议的履行或未履行本协议的条款和条件。

ARTICLE IX

MISCELLANEOUS

附则

9.1  Registration. The Company shall, in accordance with the provisions herein, within 30 Busines Days following the Closing Date, (i) report for filing to, and register the transfer of Equity Interests and this Agreement with, local SAIC, and obtain a new business license of the Company; and (ii) take all necessary steps to register or file the transfer of Equity Interests with various government authorities as may be required by the laws of the PRC (“Registration”). Both the Seller and the Purchaser shall offer any assistance and cooperation reasonably required to fulfil and complete those registrations or filings.

注册。 公司应按照本规定在交割日期后的 30 个营业日内，（i）向当地国家工商行政管理总局报告并向其登记并转让股权和本协议，并获得新的营业执照 （ii）采取一切必要步骤，按照中国法律的规定向各个政府机构注册或提交股权转让。 卖方和买方均应提供合理的协助和合作，以完成并完成这些注册或备案。

If a separate equity transfer agreement is signed for the purpose of Registration under this Section 9.1 (the “Registration Agreement”), the Parties acknowledge and agree that the Registration Agreement shall only be used for handling Registrations as may be required by law. Wherever there is any inconsistency between this Agreement and the Registration Agreement, this Agreement shall govern.

如为股权转让工商变更登记等要求，另行签署股权转让协议的（以下简称“工商备案协议”），双方一致确认并同意：该等工商备案协议仅为办理本次股权转让工商变更登记手续之用；若本协议和工商备案协议有不一致之处的，以本协议约定为准。

9.2  Confidentiality. The terms and conditions are confidential and shall not be disclosed to any third party without other Party’s prior written consent. If required by Law or Governmental Authority, the disclosing party shall discuss with the other party the disclosure and submission of relevant information within reasonable time prior to the disclosure and submission. The Parties shall cause their respective Representatives to perform the confidentiality obligation set forth in this Section. This Section shall survive the termination of this Agreement for any reason.

保密。 这些条款和条件是机密的，未经另一方事先书面同意，不得将其透露给任何第三方。 如果法律或政府机构有要求，披露方应在披露和提交之前的合理时间内与另一方讨论披露和提交相关信息。 各方应促使其各自的代表履行本节规定的保密义务。 本节无论出于任何原因均应在本协议终止后继续有效。

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Seller, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

约束效果； 转让。 本协议及本协议的所有条款应对本协议双方及其各自的继承人和允许的受让人具有约束力，并确保其利益。 未经买卖双方事先书面同意，不得通过法律或其他方式转让本协议；未经买方和卖方事先书面同意，不得转让本协议； 但此类转让不得解除转让方在本协议项下的义务。

9.4  Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

第三方。 本协议或任何一方与本协议所进行的交易有关的任何文件或文件中所包含的任何内容，均不得为任何非本协议当事方的人创造任何权利或被视为已为任何人的利益执行 或该当事方的继承人或允许的受让人。

9.5  Dispute Resolution. The execution, validity, interpretation, performance, implementation and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of China. Any dispute arising out of or in connection with this Agreement shall be settled by the parties hereto through friendly negotiation. Either party may submit any dispute failing friendly settlement to competent courts where this Agreement is executed.

争端解决。 本协议的执行、有效性、解释、执行和争议解决应受中国法律管辖并据其解释。 因本协议引起的或与本协议有关的任何争议，应由双方通过友好协商解决。 任何一方如未能友好解决，均可向本协议签署地的有管辖权的法院提起诉讼。

9.6  Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

具体表现。 每一方均承认，其达成交易的权利是独一无二的，并确认，如果任何一方违反本协议， 则金钱损失可能不足，并且非违约方可能没有足够的赔偿金。并依法采取补救措施，并同意如果适用缔约方未按照其特定条款执行本协议的任何规定或以其他方式违反了本协议的任何规定，则会造成无法弥补的损害。因此，每一当事方均有权寻求禁制令或禁止令，以防止违反本协议的规定，并寻求具体执行本协议的条款和规定，而无需发布任何保证金或其他担保或证明将对金钱造成损害的赔偿。

9.7  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

可分割性。如果本协议中的任何规定在某司法管辖区中被认为是无效，非法或不可执行，则仅在使该司法管辖区有效，合法且可强制执行该规定的范围内，才应修改或删除该规定。其余条款的有效性，合法性和可执行性不会因此受到任何影响或损害，在任何其他司法管辖区中，此类条款的有效性，合法性或可执行性也不会受到任何影响。 一旦确定任何条款或其他规定无效，违法或无法执行，双方将在有效， 合法和可执行的范围内替代适当，公平的规定代替任何无效，非法或不可执行的规定 ，此类无效，非法或无法执行的条款的意图和目的。

9.8  Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Seller.

补充协议。 只有通过执行买卖双方签署的书面文书，才能对本协议进行修改，补充或修改。

9.9  Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller on behalf of itself, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

豁免。买方代表自己及其关联公司，公司代表自身及其关联公司以及卖方代表自己（i）可以自行决定（i）延长履行任何义务或任何其他行为的时间 本协议的其他非关联方，（ii）放弃本协议或根据本协议提供的任何文件中包含的该其他非关联方的陈述和保证中的任何不准确之处，以及（iii）放弃该其他非 关联方遵守任何公约 或此处包含的条件。任何此类延期或放弃均应仅在由一个或多个受其约束的当事方签署的书面文书中规定时有效。尽管有前述规定，任何一方未能行使或延迟行使本协议项下的任何权利均不得放弃其行使权利，任何单项或部分行使也不得排除本协议项下任何其他权利的任何其他或进一步的行使。

9.10  Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

完整协议。本协议及本文中所指的文件或工具，包括其所附的任何附件和时间表，其中的附件和时间表，均以引用方式并入本文，体现了本协议各方就所含主题的完整协议和谅解 在这里。 除本文明确规定或提及的限制或本文提及的文件或文书外，没有任何限制，这些条款、承诺、声明、保证、盟约或承诺将集体取代所有先前的协议以及各缔约方之间就 本文包含的主题。

9.11  Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

文本。 本协议可以在一个或多个文本执行（包括通过传真或其他电子传输），并可以由本协议的不同当事方在单独的文本中执行和交付，在执行时，每个文本均应被视为原始协议，但所有内容应合计在一起 构成一项相同的协议。

ARTICLE X

DEFINITIONS

定义

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

特定定义。 就本协议而言，以下大写术语具有以下含义：

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“诉讼” 是指任何违规或违规通知，或任何索赔、要求、指控、诉讼、审计、和解、投诉、规定、评估或仲裁，或任何要求由任何政府机构进行聆讯，进行或调查（包括任何信息要求）、查询。

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

对于任何人，“关联公司”是指直接或间接控制，受其控制或与之共同控制的任何其他人。

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“辅助文件”是指作为附件所附的每份协议，文书或文件，包括由任何当事方根据或根据本协议执行或交付的其他协议，证书和文书。

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Beijing, China are authorized to close for business.

“营业日”是指除星期六，星期日或法定假日以外的任何一天，中国北京的商业银行机构有权在该假日休业。

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“同意” 是指向任何政府机构或任何其他人的同意，批准，放弃，授权或许可，或向其发出的通知，声明，声明或申请。

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“合同” 是指所有合同，协议，有约束力的安排，债券，票据，契约，抵押，债务工具，定购单，许可证，特许经营权，租赁和其他任何形式的书面或口头义务（包括任何修正和其他修改） 到此）。

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“人” 的 “控制” 是指直接或间接拥有指导或引起该人的管理和政策方向的权力，无论是通过表决权证券的所有权，通过合同还是其他方式。 “受控”，“控制”和“与...共同控制”具有相关的含义。在不限制上述规定的前提下，根据《交易法》第 13d-3 条的规定，某人（“受控人”）应被视为由（a）任何其他人（“10％所有者”）（i）实益拥有，使该人有权投票选出受控人的董事或等效治理机构的票数的百分之十（10％）或以上的证券，或（ii）有权分配或获得百分之十（10％）或以上的利润的证券，控制人的损失或分配；（b）受控人的高级职员，董事，普通合伙人，合伙人（有限合伙人除外），经理或成员（无管理权的成员（非10％所有人）除外）；或（c）下列人士的附属公司的配偶，父母，直系后裔，兄弟姐妹，姨妈， 叔叔，侄女，侄子，岳母，岳父，岳母或兄弟受控制人或为受控制人的关联公司的利益或受其控制的人的 受托人的信托。

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi- governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“政府机构” 是指任何联邦、州、地方、外国或其他政府、准政府或行政机构、机构、部门或机构、或任何法院、法庭、行政听证机构、仲裁小组、委员会或其他类似的争端解决 面板或主体。

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“法律”是指任何联邦、州、地方、市级、外国或其他法律、法规、立法、普通法原则、法令、法规、法令、公告、条约、公约、规则、法规、指令、要求、命令 或在任何政府机构的授权下已经或已经颁布通过、批准、颁布、实施或以其他方式生效的禁止令、解决方案、命令或同意书。

“Liabilities” means any and all liabilities, indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including tax liabilities due or to become due.

“负债” 是指任何性质的任何和所有负债，债务，诉讼或义务（无论是绝对的，应计的，或有的或其他的，无论是已知的还是未知的，无论是直接的还是间接的，无论是成熟的还是未到期的，以及到期或到期的）， 包括到期或将要到期的税收负债。

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“债务” 是指任何性质的任何和所有债务、诉讼或义务（无论是绝对的，应计的，或有的或其他的，无论是已知的还是未知的，无论是直接的还是间接的，无论是到期的还是未过期的，以及过期 的），包括终止或将要终止的补偿债务。

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“命令” 是指由权威机构或在其授权下已经或已经作出或以其他方式实施的任何命令、法令、裁决、判决、禁令、令状、裁决、有约束力的决定、判决、司法裁决或其他行动。

“Organizational Documents” means, with respect to the Purchaser, the Purchaser Charter, and with respect to any other Party, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

对于买方而言，“组织文件”指的是买方章程，对于任何其他方而言，分别指经修订的公司注册证书和章程或类似的组织文件。

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof. “人员”是指个人，公司，合伙企业（包括普通合伙企业，有限合伙企业或有限责任合伙企 业），有限责任公司，协会，信托或其他实体或组织，包括其政府，国内或国外机构或其政治分支机构， 或其代理机构或工具。

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

对于任何方，“代表”是指该人的关联公司及其经理、董事、高级职员、雇员、代理商和顾问（包括财务顾问，顾问和会计师）。

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.